Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-274554) and on Form S-8 (Nos. 333-277374 and 333-291297) of HeartSciences Inc. and the Offering Statement on Form 1-A (File No. 024-12572) of HeartSciences Inc. of our report dated March 13, 2026 with respect to the consolidated financial statements of Fortitude Mining Holdings, Inc. and Subsidiaries for the years ended December 31, 2025 and 2024 appearing in this Current Report of HeartSciences Inc. on Form 8-K/A dated July 27, 2026.

/s/ CBIZ CPAs P.C.

New York, NY

July 27, 2026